SPECTRUM
COMMERCIAL SERVICES

ASSIGNMENT OF ACCOUNTS AND SECURITY AGREEMENT

THIS ASSIGNMENT OF ACCOUNTS AND SECURITY AGREEMENT is made as of June 1, 2022 by and between Guerrilla RF, Inc., a Delaware corporation, whose mailing address and principal place of business is 1196 Pleasant Ridge Road, Suite 5, Greensboro, North Carolina 27409 ("Seller") and SPECTRUM Commercial Services Company, L.L.C., a Louisiana limited liability company, whose mailing address and principal place of business is 8011 – 34th Avenue South, Suite 205, Bloomington, Minnesota 55425 ("Buyer" or "SPECTRUM").

1. Definitions: The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have the meaning set forth in the Credit Agreement and if not defined therein, then in the Uniform Commercial Code as in effect in the State of Minnesota ("Commercial Code"):

"Account" - Any right to payment for the sale of goods, the performance of services, or from other circumstances.

"Account Balance" – Shall mean the aggregate Purchase Price paid by Buyer on the Purchased Accounts outstanding; less the Required Reserve Amount and any unapplied cash collections received by Buyer; plus accrued Service Fees and any Reserve Shortfall.

"Accounts Schedule" - a form supplied by Buyer from time to time wherein Seller lists such of its Account as it requests that Buyer purchase under the terms of this Agreement.

"Annual Facility Fee" - $30,000 per annum (less the $5,000 application fee which has already been paid and which is credited against the first year's Annual Facility Fee).

"Business Day" shall mean a day on which the Federal Reserve Bank of Minneapolis is open for business.

"Collateral" - all of Seller's assets and property now owned or existing and hereafter acquired or arising, and, any collateral now or hereafter described in any Commercial Code financing statement filed against Seller naming Buyer as the secured party, and, all of Seller's right, title and interest in and to the following property, now owned or existing and hereafter acquired or arising:

All accounts and accounts receivable (including, but not limited to, Accounts purchased by Buyer hereunder and repurchased by Seller), chattel paper, general intangibles, including, but not limited to, any so called reserve account arising hereunder, tax refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, trade secrets, customer lists, licenses, documents, instruments, deposit accounts, certificates of deposit, and all rights of Seller as a seller of goods, including rights of reclamation, replevin and stoppage in transit; and,

All goods, including, but not limited to the following:

All inventory, wherever located and whenever acquired; and,

All equipment and fixtures, wherever located, and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto; and

All books and records relating to all of the foregoing property and interests in property, including, without limitation, all computer programs, printed output and computer readable data in the possession or control of the Seller, any computer service bureau or other third party; and,

All investment property; and

All proceeds of the foregoing, including, but not limited to, all insurance proceeds, all claims against third parties for loss or destruction of or damage to any of the foregoing, and all income from the lease or rental of any of the foregoing.

"Consolidated" shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) any Person, mean the accounts of such Person and its subsidiaries, determined on a consolidated basis, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statement as to such accounts, in accordance with GAAP.

"Credit Agreement" – The General Credit and Security Agreement, as it may be amended from time to time, between Seller and Buyer including all documents and agreements related thereto.

"Customer" – The account debtor or other obligor related to an Account.

"Dilution Items" – all discounts, returns, allowances, adjustments, credits, return authorizations or other agreement to accept returns, recoupments, setoffs, and all other defenses to full payment by the Customer including those: which are currently issued, owing, granted, or outstanding, which are contemplated to be issued or granted in the future by Seller, which the Customer believes it is entitled to (even if Seller disputes such belief), or which the Customer otherwise may claim. In addition, any amount by which an Account would exceed the Customer Credit limit when aggregated with other Invoices already owned by Buyer which are owed by such Customer, and any other amounts which Buyer deems to be a Dilution Item in its sole discretion.

"Eligible Account" - an Account which is acceptable for purchase as determined by Buyer in the exercise of its sole credit and business judgment. By way of example only, an Account may not be an Eligible Account if:

Customer Credit: Buyer determines that the trade credit of the Customer is not satisfactory or is not sufficient to support the aggregate credit exposure required to complete such purchase.

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Concentration: The aggregate outstanding invoices from a single Customer that are owned by Buyer exceeds 25% of the total outstanding invoices purchased under this Agreement except for Richardson RFPD which is not subject to a percentage limit, but instead, is limited to $2,000,000.

Due Date: The due date on such Account is more than sixty days from the invoice date of such Account, whether or not such due date is stated on the face of such Invoice.

"Face Amount" – The amount owed of any Account which appears on an invoice representing such Account.

"GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

"Independent Public Accountants" shall mean any firm of independent public accountants which is acceptable to Buyer.

"Invoice" or "invoice" – A billing, statement or other document which reflects the obligations owed on an Account.

"Lockbox Service Charge" – seventy-five cents (75¢) per Invoice purchased by Buyer hereunder, and, seventy-five cents (75¢) for each payment received by Buyer in payment of any invoice not purchased by Buyer, plus fifty dollars ($50) per month for lockbox services.

"Maximum Account Balance" – shall mean an Account Balance equal to Three Million Dollars ($3,000,000) less the balance outstanding, from time to time, on the Revolving Loan.

"Minimum Monthly Fee" - applicable to each calendar month shall mean the sum of: (i) the Service Fee Percentage in effect on the last Business Day of each calendar month multiplied by $1,000,000 and then multiplied by 30. Finally, that sum is rounded downward to the nearest ten dollars.

"Misdirected Payment Fee" - fifteen percent (15%) of the amount of any payment or other cash collection which has been received by Seller and not dispatched in kind and uncashed to Buyer on the next banking day following the date of receipt by Seller.

"Obligations" - all present and future obligations owing by Seller to Buyer whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any Bankruptcy Case in which Seller is a debtor, including but not limited to any obligations arising pursuant to this Agreement, the Credit Agreement, and all agreements and documents related hereto. letters of credit or any other financial accommodations; the Account Balance, and all principal, interest, fees, Service Fees, Minimum Monthly Fees, Revolving Loan Interest, Early Termination Fees, other fees and charges not listed here but defined in this Agreement or the Credit Agreement, expenses, attorneys' fees and accountants' fees chargeable to Seller or incurred by Buyer in connection with this Agreement and/or the transaction(s) related thereto.

"Parties" - Seller and Buyer.

"Periodic Financial Report" shall mean Seller's financial reports for various periods of time which may, from time to time, be delivered by Seller to Buyer and which: (a) comport with the representations and warranties contained herein as well as in the Credit Agreement paragraph entitled General Representations and Warranties, and (b) comprise the complete audited financial report for such period prepared and certified without qualification or explanatory language by Independent Public Accountants on a Consolidated and consolidating basis for Seller and any Consolidated Subsidiaries of Seller; together with a copy of the management letter or memorandum, if any, delivered by such independent certified public accountant to Seller and Seller's response thereto.

"Permitted Security Interests" shall mean Permitted Security Interests as defined in the Credit Agreement.

"Person" shall mean any natural person, corporation, limited liability company, firm, partnership, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Prime Rate" on any particular day shall mean the so called Prime Rate as published in the Wall Street Journal on such day, or, if such rate is not published on that particular day, then on the most recent prior day in which it was published. If the Prime Rate as regularly published in the Wall Street Journal becomes generally unavailable, Buyer may thereafter designate a comparable substitute index rate upon notice to Seller. The Prime Rate applicable to a particular Purchased Account shall be the Prime Rate in effect on the date of purchase, on the date of payment of such Purchased Account, or may change as the Prime Rate changes, at Buyer's option.

"Purchase Price" - the Face Amount, less, without duplication, any and all Dilution Items, and all such Dilution Items of which Seller is aware shall be conspicuously described to Buyer in writing at the time that such Account is submitted to Buyer for its original purchase.

"Purchased Accounts" - Accounts purchased hereunder (or any portion thereof) which have not been paid or Repurchased.

"Quarterly Fee"- Two thousand nine hundred fifty dollars ($2,950) per calendar quarter (or any partial quarter), commencing as of the date hereof and pro-rated for the balance of the current calendar quarter, plus all out-of-pocket expenses incurred by SPECTRUM in conducting examinations including travel related expenses.

"Repurchased" - an Account has been repurchased when Seller has paid to Buyer the then unpaid Face Amount upon demand by Buyer under the terms hereof.

"Required Reserve Amount" - the Reserve Percentage multiplied by the aggregate amount of Purchased Accounts outstanding, plus any other reserve amounts which Buyer shall require, in its sole discretion; plus an additional reserve amount of Two Hundred Fifty Thousand Dollars ($250,000) in lieu of personal guaranties.

"Reserve Balance" – see paragraph entitled Reserve Balance.

"Reserve Percentage" - Fifteen percent (15%).

"Reserve Shortfall" - the amount by which the Reserve Balance is less than the Required Reserve Amount.

"Reserve Shortfall Charge" - the Service Fee Percentage (applicable during the month) multiplied by a factor of two, and again multiplied by the Reserve Shortfall for every day during which the Reserve Shortfall is outstanding.

"Revolving Loan" – the loan made to Seller by Buyer under the Credit Agreement.

"Revolving Loan Interest" – interest accruing on the Revolving Loan as defined in the Credit Agreement.

"Revolving Loan Maintenance Charge" – a fee related to the Revolving Loan, as defined in the Credit Agreement.

"Selling Term" – Ninety (90) days from the date on which a Purchased Account was created.

"Service Fee" – for each Purchased Account, the Service Fee Percentage multiplied by the original Face Amount of each Purchased Account for each calendar day that the full Face Amount (or any portion) is unpaid.

"Service Fee Percentage" – Prime Rate plus three and one-half percent (3.5%) divided by 360 provided, however, that in no event shall the Service Fee Percentage in effect hereunder at any time be less than 7.0% per annum divided by 360.

"SPECTRUM Documents" - individually or collectively, as the case may be, include the SPECTRUM Agreement, the Credit Agreement, any documents under which some or all of the obligations owed under the SPECTRUM Agreement are guaranteed, and any and all other documents executed, delivered or referred to therein, as originally executed and as amended, modified or supplemented from time to time.

2. Sale; Purchase Price; Billing; Reserve.

2.1 Assignment and Sale.

2.1.1 From time to time, Seller shall offer to sell to Buyer, as absolute owner, with full recourse, such of Seller's Accounts as are listed from time to time on an Accounts Schedule.

2.1.2 Each Accounts Schedule shall be accompanied by such documentation supporting and evidencing the Account as Buyer shall from time to time request.

2.1.3 At its sole and absolute discretion, Buyer may purchase from Seller such Accounts as Buyer determines to be an Eligible Account. However, Buyer reserves the sole and absolute right to purchase some, all, or none of the Accounts on an Accounts Schedule as well as the right to cease all future purchases whatsoever. Seller understands that it is Buyer's intention NOT to buy any Account if the total outstanding Face Amount of all Accounts purchased hereunder after making such purchase will exceed the Maximum Account Balance. However, if Buyer nonetheless purchases Accounts which in the aggregate exceed the Maximum Account Balance, or purchase any Account which might otherwise not be eligible for purchase under any term of this Agreement, the rights and obligations of the parties under this Agreement or as to any particular Accounts shall not be any different had Buyer not made such purchase.

2.1.4 Should Buyer, in its sole and absolute discretion decide to buy any Account(s), Buyer shall, within two (2) Business Days after Buyer posts the purchase of an Account to its records of Accounts purchased, pay to Seller the Purchase Price on the Purchased Account(s), less: the Reserve Percentage; the amount of any Reserve Shortfall; and any other amounts due to Buyer from Seller.

2.1.5 The sale of the Accounts to Buyer and Buyer's ownership thereof will be properly reflected on Sellers books.

2.2 Billing. Buyer may at any time send a statement to any or all of Seller's Customers itemizing their account activity during the preceding billing period. All such Customers will be instructed to make payment to Buyer.

2.3 Reserve Balance.

2.3.1 The "Reserve Balance" is a running balance carried on Buyer's books representing an accumulation of monies owed by Buyer to Seller and/or by Seller to Buyer resulting from: the Required Reserve Amount resulting from the purchase of Invoices hereunder, payments and other cash received by Buyer, fees and charges incurred under this Agreement, the repurchase by Seller of any Invoices as provided herein and/or all other amounts owing by Buyer to Seller and by Seller to Buyer. The Reserve Balance is merely an accounting entry on Buyer's books and is not a bank account, cash balance or other account. The Reserve Balance owed by Buyer to Seller does not earn interest, service fees or the like of any kind.

2.3.2 Seller shall pay to Buyer on demand the amount of any Reserve Shortfall.

2.3.3 On Wednesday of each week (or if not a Business Day, the next Business Day), absent an Event of Default, Buyer shall pay to Seller an amount by which the Reserve Balance exceeds the Required Reserve Amount.

2.3.4 Buyer may charge against the Reserve Balance any Obligation, including any amounts due from Seller to Buyer hereunder, including but not limited to the Reserve Shortfall.

2.3.5 Buyer may pay any amounts due Seller hereunder by posting a credit to the Reserve Balance.

3. Fees. Seller shall pay to Buyer:
3.1 Lockbox Service Charge. The Lockbox Service Charge as it accrues.

3.2 Regular Fees.
3.2.1 Service Fee. All Service Fees related to a Purchased Account when the sum of amounts paid, plus the amount of credits and credit memos purchased or posted by Buyer, plus the amount of such Purchased Account repurchased by Seller, equals or exceeds the original Face Amount of such Purchased Account, or earlier upon the occurrence of an Event of Default.
3.2.2 Minimum Monthly Fee. On the last Business Day of each calendar month, any amount by which the Minimum Monthly Fee for such month exceeds the sum of the Service Fees, the Monthly Maintenance Charges, the Revolving Loan Interest, and the Revolving Loan Maintenance Charges accrued for such month.

3.3 Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual.

3.4 Annual Facility Fee. The Annual Facility Fee as of the date hereof as well as on the first day of each subsequent anniversary of this Agreement until all amounts owing hereunder are repaid in full and this Agreement is terminated. The Annual Facility Fee shall be non-refundable and shall be deemed fully earned when it accrues.

3.5 Miscellaneous fees.
3.5.1 The Reserve Shortfall Charge immediately upon its accrual by Buyer;
3.5.2 Seller acknowledges that any application fee which may have been paid shall be retained by Buyer.
3.5.3 The Quarterly Fee payable in advance on the first day of the quarter to which the fee applies;
3.5.4 Any other fees for special or additional services not otherwise provided herein that may be mutually agreed to by Seller and Buyer.

3.6 Reimbursement of Out of Pocket Expenses. An amount equal to Buyer's reasonable out of pocket expenses incurred in considering or making the purchase of any invoice or Account hereunder and in otherwise enforcing this Agreement including but not limited to the cost of personal credit reports, Seller and Customer credit and payment reports (e.g.: Dun & Bradstreet reports), courier services, overnight delivery services, and travel related expenses incurred by Buyer in administering or enforcing the terms of this Agreement etc. In addition, a charge for other services customarily charged by Buyer such as (by way of example only) a charge for same day wire transfers or paper checks, and delivery of reports to Seller via the internet, all at Seller's customary charge for such services.

4. Repurchase of Accounts:
4.1 Buyer may require that Seller repurchase the following, by payment of the unpaid Face Amount thereof together with any unpaid fees relating to the Purchased Account on demand, and/or, at Buyer's option, by Buyer's charge to the Reserve Balance:

4.1.1 any Purchased Account, the payment of which has been disputed by the Customer obligated thereon, Buyer being under no obligation to determine the bona fides of such dispute;

4.1.2 any or all Purchased Account(s) upon the occurrence of an Event of Default, or upon the termination date of this Agreement; and

4.1.3 any and all Purchased Account(s) which represent the sale of goods which are rejected or returned or otherwise recovered by Seller, or for which a Dilution Item shall arise.

4.1.4 any Purchased Account which remains unpaid beyond the Selling Term.

4.1.5 any Purchased Account which Buyer, in its sole and absolute discretion, deems likely not to be paid in full by the end of the Selling term or otherwise found at any time to be ineligible.

4.2 The repurchase of a Purchased Account shall not constitute a reassignment of such Account, and a security interest therein shall remain in the Buyer.

5. Security Interest.
5.1 As collateral securing the Obligations, Seller grants to Buyer a continuing security interest in all of the Collateral as well as any and all rights of recoupment and setoff with respect to the Collateral. All Collateral shall secure payment and performance of Seller's obligations at any time owing to Buyer whether arising under this Agreement, any of the SPECTRUM Documents, or any other agreement. Both before and after the occurrence of an Event of Default, Buyer shall have all the rights and remedies of a secured party under the Commercial Code. Nothing in this paragraph shall prohibit the Permitted Security Interests.

5.2 Notwithstanding the creation of the above security interest, the relationship of the parties shall be that of Buyer and Seller of accounts, and not that of lender and borrower.

6. Authorization to Buyer.

6.1 Seller hereby irrevocably authorizes Buyer and any designee of Buyer, at Seller's sole expense, to exercise at any time in Buyer's or such designee's discretion all or any of the following powers until all of the Obligations have been paid in full: (a) receive, take, verify, endorse, assign, deliver, accept and deposit, in the name of the Buyer or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Buyer or Seller, all steps, actions, suits or proceedings deemed by Buyer necessary or desirable to effect collection of or other realization upon the accounts and other Collateral, (c) to directly verify and/or confirm the existence, authenticity, accuracy or terms of any Account and/or of any payment on any Account (both in Buyer's own name or in Seller's name) without previously notifying Seller of its intention to do so and Seller grants its consent to Buyer for Buyer's employees and agents to represent themselves as employees or agents of Seller for these purposes, (d) after an Event of Default, change the address for delivery of mail to Seller and to receive and open mail addressed to Seller, (e) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release any Customer or other obligor, without affecting any of the Obligations, (f) execute in the name of Seller and file against Seller in favor of Buyer financing statements or amendments with respect to the Collateral and any Internal Revenue Service Form 8821 authorizing the Service to direct copies of any notices to Buyer, (g) pay any sums necessary to discharge any lien or encumbrance which is senior to Buyer's security interest in the Collateral excluding Permitted Security Interests, which sums shall be included as Obligations hereunder, and in connection with which sums the shall accrue and shall be due and payable, and (h) to do all things necessary to carry out the spirit of this Agreement; provided however, that the powers specified in clauses (d) and (e) above may be exercised only after the occurrence of an Event of Default.

6.2 Seller hereby releases, exculpates, and holds harmless Buyer, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct or gross negligence. In no event will Buyer have any liability to Seller for lost profits or other special or consequential damages.

7. Covenants by Seller. Seller agrees as follows:

7.1 At the time of assignment to Buyer, Seller shall warrant, and thereafter shall be deemed to continually warrant that all Purchased Accounts are and will continue to be bona fide and existing obligations of Customers arising out of the sale and actual delivery of the goods specified in the invoice reflecting the Purchased Account and/or the complete provision of services described in the invoice reflecting the Purchased Account in the ordinary course of business, free and clear of all rights to recoupment, setoff, liens, security interests and encumbrances and free of any Dilution Items other than those Dilution Items which are clearly and conspicuously disclosed to Buyer in writing at the time that Account is submitted for purchase by Seller to Buyer.

7.2 Seller shall not, without the prior written consent of Buyer in each instance, (a) grant any extension of time for payment of any of the accounts or any other Collateral which includes a monetary obligation, (b) compromise or settle any of the accounts or any such other Collateral for less than the full amount thereof, (c) release in whole or in part any Customer or other person liable for the payment of any of the accounts or any such other Collateral, or (d) grant any Dilution Items (for example, credits, discounts, deductions, return authorizations or the like) with respect to any of the accounts or any such other Collateral.

7.3 From time to time as requested by Buyer, at the sole expense of Seller, Buyer or its designee shall have unimpeded access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller's books and records, and Seller shall permit Buyer or its designee to make copies of such books and records or extracts therefrom as Buyer may request. Without expense to Buyer, Buyer may use any of Seller's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Buyer, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Buyer at Seller's expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

7.4 **Cash Collections and Receipts.** All *full or partial Customer payments and any or all other cash collections or receipts from any source whatsoever,* whether or not arising from the sale, collection or other disposition of Collateral (whether or not in the ordinary course of business), including but not limited to the collection of accounts receivable in the ordinary course of business and the proceeds of the sale of goods, inventory or services, *shall immediately be delivered by Seller to Buyer in their original form (except for endorsement where necessary) and uncashed* (in the case of checks or other documents). This includes but is not limited to payments on Purchased Accounts as well as payments on invoices and Accounts which may not have been assigned, factored, or purchased by Buyer as well as payments or receipts from any other sources including sources other than Customers. Seller shall direct all of its Customers, its credit card processors, and all other remitters of payments, to mail

payments to Buyer's post office box or other lockbox or to direct electronic funds to Buyer's bank account directly (e.g.: ACH transfers, wire transfers etc.) at the following described below, or as instructed by Buyer:

Post Office Box Guerrilla RF, Inc. LB #4837 PO Box 9438 Minneapolis, MN 55440-9438
Domestic Wire/ACH Bank: [redacted] ABA Routing Number: [redacted] Account Number: [redacted]
Courier or Overnight Service Guerrilla RF, Inc. c/o SPECTRUM 8011 – 34th Avenue South, Suite 205 Bloomington, MN 55425
International Wire Bank: [redacted] Swift Code: [redacted] Account Number: [redacted]

Until such payments are so delivered to Buyer (or Buyer's account or lockbox), such payments which nonetheless come into possession of Seller shall be held in trust by Seller for and as Buyer's property and shall not be commingled with any funds of Seller or otherwise cashed, deposited or negotiated. The accrual and/or payment of a Misdirected Payment Fee shall not alter the obligation, or remedy the failure, to immediately deliver all such remittances and payments to Buyer. Seller grants to Buyer the irrevocable power of attorney to endorse Seller's name on any and all remittances.

All cash collections received by Buyer will be credited to Seller's loan account (subject to final collection thereof) after three Business Days, or longer as required by Buyer's bank to fully and finally collect the funds represented by checks or other instruments. Collections received by Buyer after 11:00 am Central Time in Minneapolis will be deemed received on the next Business Day.

7.5 Whether or not an Event of Default has occurred hereunder, all invoices representing a Purchased Account, as well as all subsequent invoices to Customers for whom an Account has been purchased by Buyer <u>at any time,</u> shall include a clear and conspicuous notation indicating that all Invoices issued by Seller have been sold or assigned to Buyer (even if the particular invoice wasn't purchased by Buyer) and that payments must be made to Buyer in Buyer's name. Buyer shall advise Seller of the contents and appearance of the required notice from time to time at Buyer's discretion. Initially, such notation shall be:

"THIS INVOICE HAS BEEN ASSIGNED TO SPECTRUM COMMERCIAL SERVICES. PLEASE REMIT DIRECTLY TO: SPECTRUM Commercial Services, LB 4837, P.O. Box 9438, Minneapolis, MN 55440-9438. (Questions): Call Toll Free (877) 600-2072" (the "Notification Language").

The Notification Language shall be conspicuous and in 10-point type size, or larger.

Prior to an Event of Default, those Invoices owed by a Customer for whom Buyer has ***<u>never</u>*** purchased an Account shall contain a clear and conspicuous notation indicating that all payments or remittances must be sent to the following address and in the following form (or such other form and/or address which Buyer later provides at its discretion):

"For proper application of payments, remit to:
LB 4837
P.O. Box 9438
Minneapolis, MN 55440-9438"

After an Event of Default, all invoices and Accounts thereafter issued by Seller, whether or not purchased by Buyer, shall contain a clear and conspicuous notation indicating that all Invoices issued by Seller have been sold or assigned to Buyer and that payments must be made to Buyer in Buyer's name. Buyer will add the Notification Language to every invoice and Account it issues or such other language or notice as Buyer may advise from time to time at Buyer's discretion.

7.6 Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Buyer in such form as Buyer shall reasonably require, and further, upon Buyer's request, Seller shall execute an Internal Revenue Service Form 8821 (authorizing the Service to send copies of notices to Buyer).

7.7 Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner, to the extent and against at least such risks (in any event, including but not limited to fire and business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in amounts and form and with insurance companies acceptable to Buyer in its sole discretion. Seller shall furnish to Buyer: (a) upon written request, any and all information concerning such insurance carried; (b) as requested by Buyer, lender loss payable endorsements (or their equivalent) in favor of Buyer. All policies of insurance shall provide for not less than thirty (30) days prior written cancellation notice to Buyer.

7.8 The net amount on any Purchased Account shall be legally owing by such Customer, and payment by the Customer accordingly to the terms of the invoice including,

without limitation, payment with any applicable late fee, penalty, charge or interest, shall not violate any federal, state or local law, statute, rule or regulation.

7.9 Seller represents that its principal place of business is located at 1196 Pleasant Ridge Road, Suite 5, Greensboro, North Carolina, 27409. If Seller is a corporation or other entity, its state of incorporation is Delaware. Seller shall not change its name, principal place of business or its state of incorporation without providing at least 30 days written notice to Buyer.

7.10 Seller shall furnish to Buyer in form satisfactory to Buyer the following, all of which will conform to GAAP and all of which shall comport with the representations and warranties contained in the paragraph entitled Representation and Warranty and certified as true and accurate by an officer of Seller:

(i) Within 120 days after the end of each fiscal year of Seller, a complete audited financial report for such fiscal year, prepared and certified without qualification or explanatory language by Independent Public Accountants on a Consolidated and consolidating basis for Seller and any Consolidated Subsidiaries of Seller; together with a copy of the management letter or memorandum, if any, delivered by such independent certified public accountant to Seller and Seller's response thereto. If Seller shall fail to supply the report within such time limit, Buyer shall have the right (but not the duty) to employ certified public accountants acceptable to Buyer to prepare such report at Seller's expense;

(ii) Within 40 days after the end of each quarter, a balance sheet for such quarter and an income statement for such quarter as well as fiscal year to date, certified as correct by the chief financial officer or treasurer of Seller but subject to adjustments as to inventories or other items to which an officer of Seller directs attention in writing, together with a reconciliation of any variances between the information provided on such balance sheet and the information for that day previously delivered to Buyer pursuant to the paragraph entitled "Covenants by Seller";

(iii) Within 10 days after the end of each month,

- An aging of accounts receivable incorporating all of its unpaid accounts receivable, and
- Copies of all bank statements, and
- An aging of accounts payable, and
- A certification of customer "contra" accounts which indicate which account debtors are also creditors of Seller.

(iv) Within 10 days after the filing date, copies of 940 and 941 reports or copy of the tax processing company report,

(v) Within 15 days after the filing date, Corporation Tax Return,

(vi) At or prior to its release, all press releases and/or announcements, whether or not Seller is a so called "public company";

(vii) If and when filed by Seller,

Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

Any other filings made by Seller with the SEC,

Copies of Seller's federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service,

Copies of Seller's applicable state tax returns, and any amendments thereto, filed with the respective state tax authorities, and

(viii) From time to time, at Buyer's request, any and all other material, reports, information, financial projections, and/or other figures or reports reasonably required by Buyer.

In addition, any other documents or reports which may be required by or requested by Buyer under the Credit Agreement.

7.11 Buyer may, at its option, pay any amounts due it under the Revolving Loan (including the Revolving Loan Interest, or any other fees or charges) by applying payments and/or advances due to Seller hereunder to any payments or amounts due under the Revolving Loan. In like manner, Buyer may, at its option, pay any amounts due it hereunder by applying payments and/or advances due to Seller under the Revolving Loan.

8. Account Disputes and Setoffs.

8.1 Seller shall notify Buyer promptly of and, if requested by Buyer, will settle all disputes and Dilution Items related to the Customer owing any Purchased Account, at Seller's sole cost and expense. However, Seller shall not, without Buyer's prior written consent, compromise or adjust any Purchased Account or grant to the Customer owing any additional Dilution Items thereon (for example, discounts, credits or returns). Buyer may, but is not required to, attempt to settle, compromise, or litigate (collectively, "Resolve") the dispute upon such terms as Buyer in its sole discretion deem advisable, for Seller's account and risk and at Seller's sole expense. Upon the occurrence of an Event of Default Buyer

may resolve such issues with respect to any Account of Seller.

8.2 Buyer is hereby authorized at any time and from time to time, without notice to Seller (any such notice being expressly waived by Seller), to withdraw and/or set off any and all reserve balances and or deposits (general or special, time or demand, provisional or final) held by Buyer, any Participant, or any other bank, institution or person for credit on Seller's obligations hereunder, irrespective of whether Seller shall have made any requests under this Agreement. Buyer is expressly authorized to make any such withdrawal by any reasonable means, including under the Automated Clearing House, ACH, or any other funds transfer system, and Seller expressly agrees that it will not object to any such withdrawal, nor attempt to reverse, cancel, rescind, impede, prevent or recover any such withdrawal, and Seller hereby expressly waives any such rights it may have to do so.

9. Perfection of Security Interest. Seller shall execute and deliver to Buyer such documents and instruments as Buyer may request from time to time in order to evidence and perfect its security interest in any collateral securing the Obligations. Seller hereby authorizes Buyer to file any Uniform Commercial Code financing statements as it deemed necessary to perfect the security interests granted hereby.

10. Representation and Warranty. Seller represents and warrants that:

10.1 it is fully authorized to enter into this Agreement and to perform hereunder;

10.2 this Agreement constitutes its legal, valid and binding obligation; and

10.3 Seller is solvent and in good standing in the State of its organization.

10.4 All invoices, financial statements and other documents, and all other factual information heretofore or hereafter furnished by or on behalf of Seller to Buyer for purposes of or in connection with this Agreement or any transaction contemplated hereby is or will be, true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains or will contain any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading. The representations contained in this subparagraph will be deemed to be continuously made with each item delivered or furnished to Buyer.

11. Default.

11.1 Events of Default. Each of the following events will constitute an Event of Default hereunder: (i) Seller defaults in the payment of any Obligations, (ii) Seller fails to fully perform or observe any covenant, condition or agreement contained in this Agreement, the Credit Agreement, or in any other document or agreement between Seller to Buyer which now exists or shall hereafter arise, (iii) Any warranty, representation, document or statement made or furnished to Buyer by or on behalf of Seller or any guarantor of the Obligations proves to have been false, incorrect or misleading in a material respect when made; (iv) The issuance or levy or the threat of an issuance or levy of any garnishment, summons, writ of attachment, writ, warrant, attachment, tax lien or tax levy, execution or other process against any property of Seller, (v) Seller or any guarantor of the Obligations becomes subject to any debtor-relief, bankruptcy or reorganization proceedings, (vi) Seller ceases to do business or undertakes to wind down its business; (vii) Seller or any such guarantor fails to perform or observe any of its obligations to Buyer or shall notify Buyer of its intention to rescind, modify, terminate or revoke the guaranty of the Obligations, this Agreement, the Credit Agreement, or any other agreement in favor of Buyer, or any such agreement or guaranty shall cease to be in full force and effect for any reason whatever, (viii) Buyer for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations, (ix) Seller misses or defaults on agreed upon payments to vendors under written forbearance or restructuring agreements, or (x) Seller misses or defaults on payments to any taxing authority under any payment or installment plan.

11.2 Effect of Default. Upon the occurrence of an Event of Default:

11.2.1 In addition to any rights Buyer has under this Agreement or applicable law, Buyer may, in its sole and absolute discretion: (i) immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice; and/or (ii) cease purchasing Accounts in whole or in part.

11.2.2 All fees and other charges addressed in the paragraph entitled "Fees" shall continue to accrue and shall be payable when so required or on demand if thereafter not paid when due; and

11.2.3 Should Seller or any guarantor of Seller's Obligations become subject to any debtor-relief, bankruptcy or reorganization proceedings, then all Obligations shall be and become immediately due and payable without any declaration, notice, presentment, protest, demand or dishonor of any kind (all of which are hereby waived by Seller) and Buyer's obligation to consider purchasing any Account or make any other advance of money whatsoever pursuant this Agreement shall be immediately and automatically terminated without notice of any kind. Upon the occurrence of any other Event of Default, Buyer, without notice to Seller, may, at its sole option, cease the purchase of any Account and may, at its sole option, declare all or any portion of the Obligations to be due and payable, without notice, presentment, protest or demand or dishonor of any kind (all of which are hereby waived), whereupon the full unpaid amount of the Obligations which shall be so declared due

and payable shall be and become immediately due and payable.

11.2.4 Buyer may require Seller to assemble the Collateral and make it available to Buyer at a place designated by Buyer, and Buyer shall have the right to take immediate possession of the Collateral and may enter any of the premises of Seller or wherever the Collateral is located with or without process of law and to keep and store the same on said premises until sold (and if said premises be the property of Seller, Seller agrees not to charge Buyer or a purchaser from Buyer for storage thereof for a period of at least 90 days).

11.2.5 Buyer may, without further demand, at any time or times, sell and deliver any or all of the Collateral at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as Buyer deems advisable, at its sole discretion. Any requirement under the Commercial Code or other applicable law of reasonable notice will be met if such notice is mailed to Seller at its address set forth in the opening paragraph of this Agreement at least ten days before the date of sale. Buyer may be the purchaser at any such sale, if it is public. The proceeds of sale will be applied first to all expenses of retaking, holding, preparing for sale, selling and the like, including attorneys' fees and legal expenses (whether or not suit is commenced) including, without limitation, reasonable attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's order or judgment, and second to the payment (in whatever order Buyer elects) of all other obligations chargeable to Seller's account hereunder. Subject to the provisions of the Commercial Code, Buyer will return any excess to Seller and Seller shall remain liable to Buyer for any deficiency.

11.2.6 The Service Fee applicable to Invoices already purchased and Invoices which may thereafter be purchased shall increase by five percent (5%) per annum in excess of the rate otherwise then in effect.

12. Indemnity. Seller hereby agrees to protect, indemnify and hold harmless Buyer and all its directors, officers, employees and agent from and against any and all (i) claims, demand and causes of action of any nature whatsoever brought by any third party and arising from or related to this Agreement, (ii) costs and expenses related to such defense including without limitation, reasonable attorneys fee and (iii) liabilities, judgments, settlements, penalties an assessments arising from such claims and demands; provided, however, that Seller shall have no liability or obligation resulting from the gross negligence or willful misconduct of Buyer. This indemnity shall survive termination of this Agreement.

13. Termination. This Agreement will be effective when executed by Buyer and Seller, will continue in full force and effect for 24 months from the date hereof, and shall automatically be extended for a period equal to the same duration as the initial term hereof, provided however, that such extension shall not occur if: (i) Buyer has notified Seller of an Event of Default that has occurred and is continuing, or, (ii) Seller or Buyer have notified the other of the intention not to extend the term of this Agreement at least sixty days prior to the then current Exit Date, or, (iii) Buyer has, in its sole and absolute discretion, demanded payment of amounts owed under the Credit Agreement, (the date of termination in effect from time to time is the "Exit Date"). In the event of repayment of all of the Obligations and termination hereof at any time prior to the then current Exit Date, for any reason whatsoever, including but not limited to (a) termination hereof by Buyer after the occurrence of an Event of Default, (b) sale of substantially all of the Collateral by Buyer, Seller or any third party, (c) sale of Collateral in any debtor-relief, bankruptcy or reorganization proceeding, (d) restructure, reorganization, compromise, or repayment of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, arrangement, or repayment in any debtor-relief, bankruptcy or reorganization proceeding, (e) the use of new or replacement financing or capital to repay the Obligations, or (f) the contraction, winddown or cessation of business by Seller, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Buyer or profits lost by Buyer as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Buyer, Seller shall pay an "Early Termination Fee" to Buyer equal to the Minimum Monthly Fee which is in effect as of the Termination Date multiplied by the number of calendar months (whole and fractional) from the earlier date of termination and full repayment of all Obligations by Seller to and including the then current Exit Date. It should be further noted, however, that no Early Termination Fee shall be owed if Seller terminates this Agreement and repays all Obligations completely from funds borrowed solely from Chase Bank. Upon the termination hereof Seller shall pay the Obligations to Buyer in full, and Buyer may not purchase any further Accounts from Seller. It should be noted that the occurrence of any Termination Date, Exit Date, Maturity Date or other termination or expiration hereof without full payment of all outstanding Obligations, will not affect the existence or enforceability of the liens and security interests granted hereunder or of any of the Obligations or any other provisions contained herein except that Buyer shall thereafter not make additional purchases hereunder, and all such provisions shall survive such expiration or termination until full payment of all Obligations is received by Buyer.

14. Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

15. No Lien Termination Without Release. In recognition of the Buyer's right to have its reasonable attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Buyer shall not be required to execute, file or authorize

the filing of any terminations or satisfactions of any of Buyer's liens, security interests and/or financing statements regarding the Collateral unless and until Seller and any guarantor hereof have executed and delivered to Buyer a general release in a form satisfactory to Buyer. Seller acknowledges that pursuant to Buyer's policies, any liens, security interests, financing statements, or other filings or encumbrances may be terminated, released and/or satisfied only in a clear and unambiguous written document executed by a principal or executive officer of Buyer.

16. Severability. In the event any one or more of the provisions contained in this Agreement, is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties intend that the transaction(s) contemplated in this Agreement are for the sale of Accounts. If any transaction under this Agreement is nonetheless deemed a loan, and any of the fees deemed "interest", and further, if a court of competent jurisdiction determines that such interest violates any usury laws or any other law, then, such the fees constituting "interest" and/or other provision shall be accordingly and retroactively adjusted or modified to comply with the highest rate allowed under applicable law. In the event that a court of competent jurisdiction determines that the Early Termination Fee exceeds the amount permitted by law, then the Early Termination Fee shall be retroactively adjusted or modified to comply with the highest such charge allowed by applicable law.

17. Relationship of Parties. The relationship of the parties hereto shall be that of Seller and Buyer of accounts, and neither party is or shall be deemed a fiduciary of or to the other.

18. Attorneys Fees. Seller agrees to reimburse Buyer on demand for:

18.1 All of Buyer's costs and expenses, including reasonable attorneys' fees, which Buyer has incurred or may incur in the enforcement or collection of this Agreement or any Obligation including, but not limited to: Buyer's actual costs of enforcement or collection including work performed by Buyer's employees;

18.2 Buyer's reasonable attorneys' fees and costs and expenses incurred in complying with any -subpoena or other legal process attendant to any litigation in which Seller is a party and which relates to this Agreement or other Obligation;

18.3 Buyer's costs and reasonable attorney's fees shall include costs and expenses which Buyer may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out of the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Seller' plan thereunder.

19. Entire Agreement. This Agreement supersedes all prior or contemporaneous agreement and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

20. Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of Minnesota. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of Minnesota.

21. Jury Trial Waiver. In Recognition of the higher costs and delay which may result from a jury trial, the parties hereto waive any right to trial by jury of any claim, demand, action or cause of action (a) arising hereunder, or (b) in any way connected with or related or incidental to the dealing of the parties hereto or any of them with respect hereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party further waives any right to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has been waived; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

22. Venue: Jurisdiction. The parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Buyer so elects, be instituted in the United State District Court for the District of Minnesota or any court of the State of Minnesota located in Minnesota (the "Acceptance Forums"), each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of Minnesota or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Buyer as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

23. Payments to Seller. When this Agreement provides for payments to Seller, they shall generally be made, at Buyer's option, by check or by next day wire (ACH) transfer. Buyer may also offer to Seller the option of same day wire at an additional fee.

24. Notice.

24.1 To Seller or other party other than Buyer. Any notice, demand or consent authorized by this Agreement to be given to Seller shall be deemed to be given when personally delivered to or actually received by an authorized representative of Seller, or three days after being deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or one business day after delivery to Federal

Express or other overnight courier service (specifying next day delivery and requiring a signature upon receipt thereof), and except for personal delivery to or actual receipt by an authorized representative of Seller, in each other case addressed to Seller at its address shown in the opening paragraph of this Agreement, or at such other address as Seller may, by written notice received by Buyer, designate as Seller's address for purposes of notice hereunder.

24.2 To Buyer. Any notice to be given to Buyer shall be in writing (on paper and not by email), and shall be deemed to be given three business days after being deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or one business day after physical delivery to and receipt by Federal Express or other overnight courier (specifying next business day and requiring a signature upon receipt thereof), in each case addressed to Buyer at its address shown in the opening paragraph of this Agreement, or at such other address as Buyer may, by written notice received by Seller, designate as Buyer's address for purposes of notice hereunder; provided, however, that any notice to Buyer which contains a request for an Advance as discussed above shall not be deemed given until actually received. When this agreement provides that Seller "furnish" an item or document to Buyer, that item or document must actually be received by Buyer.

24.3 For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER:	GUERRILLA RF, INC.
ADDRESS:	1196 Pleasant Ridge Road, Suite 5 Greensboro, North Carolina 27409
OFFICER:	Rich Miller, Treasurer
BUYER:	SPECTRUM COMMERCIAL SERVICES COMPANY, L.L.C.
ADDRESS:	Attn: Legal Department 8011 – 34th Avenue South, Suite 205 Bloomington, MN 55425

25. Miscellaneous.

25.1 Seller also irrevocably consents to and authorizes all of its banks and/or financial institutions to provide SPECTRUM with all written, verbal and other information in its possession that relates to its entire relationship with Seller including but not limited to information relating to accounts, certificates, balances and activity, loans, leases and the like, including any detail information relating to the above.

25.2 Upon Buyer's request, Seller shall furnish whatever information Buyer deems necessary to comply with to the USA Patriot Act (Title 111 of Pub. L. 107-56) (the "Act".) Pursuant to such Act, Buyer (including any Participants) may be required to obtain, verify and record information that identifies Seller. Such information may include Seller's name and address as well as other information that will allow Buyer to identify Seller in accordance with the Act.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

GUERRILLA RF, INC.

Ryan Pratt, CEO

SPECTRUM COMMERCIAL SERVICES COMPANY, L.L.C.

Anthony Gizinski, CEO